Exhibit 99.1

On November 8, 2004, the Company issued the following press release:

For Immediate Release

Company Contacts:	ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer	Phone: 303-421-4063
randall.marx@arcwireless.net	Fax: 303-424-5085
Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net

ARC WIRELESS SOLUTIONS REPORTS RECORD NET INCOME

     Wheat Ridge, Colorado November 8, 2004 – ARC Wireless Solutions, Inc. (OTCBB:ARCS) today announced that net income was $336,000 for the quarter ended September 30, 2004 as compared with net income of $60,000 for the same period last year. For the nine-month period ended September 30, 2004, the Company had net income of $741,000 as compared with a loss of $220,000 for the nine months ended September 30, 2003.

     Revenue for the third quarter was $9,500,000 as compared with $8,900,000 for the same period last year. Revenue for the nine months ended September 30, 2004 was $26,700,000 as compared with $21,900,000 for the same period last year. The increase in sales revenues for the three month and nine month periods ended September 30, 2004 as compared with the prior periods is due to increased sales from all of the Company’s businesses that include the Wireless Communications Solutions Division, Winncom Technologies and Starworks Wireless, with a particularly strong performance from Winncom Technologies.

     Randall P. Marx, Chief Executive Officer, stated, “We are pleased with the performance of Winncom Technologies which generated revenues of $21.7 million, a 22% increase from last year, with its international business continuing to grow. We also are steadily improving gross margins while managing costs. Although the wireless Wi-Fi business remains competitive, we have been able to improve our market position through a combination of innovative products and customer expansion. Based on our current visibility and order backlog, we see this improved trend continuing through the fourth quarter of 2004.”

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; it is a value added distributor of Wi-Fi and other wireless networking products through its Winncom Technologies Corp. subsidiary; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company’s products and systems are marketed through the Company’s internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless subsidiary, are headquartered in Wheat Ridge, Colorado. The Company’s Winncom Technologies Corp. subsidiary is located in Solon, Ohio. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.winncom.com and. www.starworkswireless.com

     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company’s financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company’s expectations.